Exhibit 99.1
FOR RELEASE AT 3:00 PM CST
Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION

REPORTS FISCAL 2015 SECOND QUARTER RESULTS

Milwaukee, Wisconsin – January 29, 2015 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) (“STRATTEC” or the “Company”) today reported operating results for the fiscal second quarter ended December 28, 2014.

Net sales for the Company’s second quarter ended December 28, 2014 were $102.0 million, compared to net sales of $81.5 million for the second quarter ended December 29, 2013.  Net income for the current quarterly period was $5.8 million, compared to net income of $3.9 million in the prior year quarter.  Diluted earnings per share for the current quarterly period were $1.58 compared to diluted earnings per share of $1.09 during the prior year quarter.

For the six months ended December 28, 2014, net sales were $224.2 million compared to net sales of $161.1 million during the prior year six month period.  Net income during the current year six month period was $15.1 million compared to net income of $7.1 million during the prior year six month period. Diluted earnings per share were $4.13 for the current year six month period ended December 28, 2014 compared to diluted earnings per share of $2.00 for the prior year six month period ended December 29, 2013.

Net sales to each of our customers or customer groups in the current year quarter and prior year quarter were as follows (in millions):

	Three Months Ended
	December 28, 2014	December 29, 2013
Chrysler Group LLC	$32.8	$28.7
General Motors Company	23.7	16.0
Ford Motor Company	11.6	11.3
Tier 1 Customers	17.1	15.2
Commercial and Other OEM Customers	8.9	8.6
Hyundai / Kia	7.9	1.7
TOTAL	$102.0	$81.5

The increase in sales to General Motors Company in the current year quarter was primarily attributed to incremental service parts sales of $6 million. The service parts sales are expected to be at more normal levels during the third quarter and the remainder of our 2015 fiscal year. Higher vehicle production volumes, and greater product content on vehicle models for which we supply components that were introduced for the 2015 model year also contributed to the sales increase.

Increased sales to Chrysler Group LLC in the current year quarter were primarily due to higher customer vehicle production volumes and increased content on models for which we supply components.  Sales to Ford Motor Company in the current year quarter were flat.  Sales to Tier 1 Customers during the current year quarter increased in comparison to the prior year quarter.  These customers primarily represent purchasers of vehicle access control products, such as latches, fobs, and driver controls, that we have developed in recent years to complement our historic core business of locks and keys.  The increase in sales to Hyundai / Kia in the current year quarter was principally due to the continued ramp-up of a new model introduction for which we supply components.

Gross profit margins were 18.1 percent in the current year quarter compared to 19.6 percent in the prior year quarter. The benefits of higher customer production volumes and favorable Mexican Peso to U.S. Dollar exchange rate affecting our Mexican Operations were negatively impacted by an unfavorable product sales mix and higher costs associated with new product launches, thus adversely affecting our gross profit margin in the current year quarter.

Engineering, Selling and Administrative expenses as a percent of net sales in the current year quarter decreased to 10.3% from 11.4% in comparison to the prior year quarter.

Included in “Other Income, Net” in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	December 28, 2014	December 29, 2013
Equity Earnings of VAST LLC Joint Venture	$142	$389
Equity Loss of NextLock LLC Joint Venture	(263)	(92)
Foreign Currency Transaction Gain (Loss)	1,635	(174)
Other	188	120
	$1,702	$243

Frank Krejci, President and CEO commented: “During the quarter, we continued to benefit from a strong automotive market and new product introductions that have resulted in growth of sales and profits compared to last year.  We began moving into two purchased facilities to expand manufacturing capacity in Juarez, Mexico and to consolidate Detroit-area sales and engineering efforts in Auburn Hills, Michigan.

“For calendar year 2014, shareholders experienced a total return exceeding 85%. We are extremely pleased that our overall Company performance has been recognized and appreciated.  Next month, STRATTEC will celebrate its 20th anniversary as an independent public company.  During that time, we have evolved from a North American Company with a single product to a global Company with a family of access products.  Recent efforts toward complimentary product diversification has further stimulated fresh thinking in our core business.  We are encouraged that our associates, both hourly and salaried, have responded so positively to the strategic initiatives which have influenced our current positive results. ”

Outlook Going Forward
Chrysler has announced that they are planning an extended downtime or shutdown from February 16, 2015 through May, 24 2015 for their Windsor, Canada Assembly Plant in preparation of their changeover to the production of the new Chrysler minivan.  In the event this shutdown does occur for the time period previously announced, the shutdown is expected to result in lost power access and lockset product sales estimated to be between $15-$17 million.

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each member company’s products to global customers under the “VAST” brand name.  STRATTEC’s history in the automotive business spans over 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and fluctuations in costs of operations (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Net Sales	$101,990	$81,484	$224,232	$161,079

Cost of Goods Sold	83,538	65,541	177,723	130,621

Gross Profit	18,452	15,943	46,509	30,458

Engineering, Selling & Administrative Expenses	10,490	9,250	23,677	18,720

Income from Operations	7,962	6,693	22,832	11,738

Interest Income	43	21	65	27

Interest Expense	(11)	(15)	(22)	(29)

Other Income, Net	1,702	243	2,680	816

Income Before Provision for Income Taxes and Non-Controlling Interest	9,696	6,942	25,555	12,552

Provision for Income Taxes	2,795	2,261	8,314	4,017

Net Income	6,901	4,681	17,241	8,535

Net Income Attributable to Non-Controlling Interest	(1,123)	(808)	(2,163)	(1,451)

Net Income Attributable to STRATTEC SECURITY CORPORATION	$5,778	$3,873	$15,078	$7,084

Earnings Per Share:
Basic	$1.62	$1.11	$4.25	$2.05
Diluted	$1.58	$1.09	$4.13	$2.00

Average Basic
Shares Outstanding	3,518	3,413	3,507	3,397

Average Diluted
Shares Outstanding	3,612	3,487	3,603	3,473

Other
Capital Expenditures	$9,992	$3,574	$16,955	$6,450
Depreciation & Amortization	$2,149	$2,055	$4,261	$4,167

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	December 28, 2014	June 29, 2014
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$19,843	$19,756
Receivables, net	61,537	68,822
Inventories, net	38,893	30,502
Other current assets	16,143	16,559
Total Current Assets	136,416	135,639
Investment in Joint Ventures	10,687	9,977
Other Long Term Assets	12,862	11,639
Property, Plant and Equipment, Net	67,275	55,781
	$227,240	$213,036
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$33,179	$36,053
Other	31,151	29,210
Total Current Liabilities	64,330	65,263
Accrued Pension and Post Retirement Obligations	3,547	3,842
Borrowings Under Credit Facility	3,500	2,500
Deferred Income Taxes	5,184	5,127
Other Long-term Liabilities	1,440	1,401
Shareholders’ Equity	297,257	281,623
Accumulated Other Comprehensive Loss	(22,562)	(20,198)
Less: Treasury Stock	(135,912)	(135,919)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	138,783	125,506
Non-Controlling Interest	10,456	9,397
Total Shareholders’ Equity	149,239	134,903
	$227,240	$213,036

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
   (Unaudited)

	Second Quarter Ended		Six Months Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Cash Flows from Operating Activities:
Net Income	$6,901	$4,681	$17,241	$8,535
Adjustments to Reconcile Net Income to
Cash Provided by Operating Activities:
Equity Loss (Earnings) in Joint Ventures	121	(297)	(69)	(591)
Depreciation and Amortization	2,149	2,055	4,261	4,167
Foreign Currency Transaction (Gain) Loss	(1,635)	174	(2,421)	(38)
Stock Based Compensation Expense	311	276	700	630
Change in Operating Assets/Liabilities	570	4,030	(2,185)	(6,010)
Other, net	32	(12)	157	74

Net Cash Provided by Operating Activities	8,449	10,907	17,684	6,767

Cash Flows from Investing Activities:
Investment in Joint Ventures	(384)	-	(384)	-
Loan to Joint Venture	-	-	(215)	-
Additions to Property, Plant and Equipment	(9,992)	(3,574)	(16,955)	(6,450)
Proceeds from Sale of Property and Equipment	-	13	-	21
Net Cash Used in Investing Activities	(10,376)	(3,561)	(17,554)	(6,429)

Cash Flow from Financing Activities:
Borrowings on Line of Credit Facility	-	-	1,500	750
Payments on Line of Credit Facility	(500)	-	(500)	-
Dividends Paid to Non-Controlling Interest of Subsidiary	-	-	(882)	(984)
Dividends Paid	(427)	(384)	(854)	(764)
Exercise of Stock Options and Employee Stock Purchases	274	691	714	789

Net Cash (Used in) Provided by Financing Activities	(653)	307	(22)	(209)

Effect of Foreign Currency Fluctuations on Cash	(122)	(71)	(21)	(48)

Net (Decrease) Increase in Cash & Cash Equivalents	(2,702)	7,582	87	81

Cash and Cash Equivalents:
Beginning of Period	22,545	12,806	19,756	20,307
End of Period	$19,843	$20,388	$19,843	$20,388